Exhibit 10.41

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (“Amendment”) is entered into by Spirit AeroSystems, Inc., a Delaware corporation (“we,” “us,” “our,” and other similar pronouns), and Heidi Wood (“you,” “your,” “yours,” and other similar pronouns), to be effective as of the Effective Date.

Recitals

A.                                    We previously entered into an Employment Agreement with you (the “Agreement”), and we now wish to amend the Agreement to reflect the terms and provisions set forth in this Amendment, with such amended terms to be effective as if included in the Agreement from its inception.

B.                                    You have reviewed this Amendment and found it acceptable.

Amendment

On the basis of the foregoing, the Agreement is amended as follows, effective as of the Effective Date:

1.                                      Short-Term Incentive Plan

Section 3(c) of the Agreement, relating to your participation in the STIP, is amended in its entirety to read as follows:

(c)                                  Short-Term Incentive Plan You are eligible to participate in the Spirit AeroSystems Holdings, Inc. Short-Term Incentive Plan, as amended or restated from time to time (“STIP”), pursuant to and in accordance with the terms and conditions of the STIP. Your STIP award opportunity will be 80% of Base Salary if target performance goals are reached and 160% of Base Salary if outstanding performance goals are reached. If target performance goals are not reached, you will be entitled to such incentive compensation, if any, as is otherwise provided by the STIP and our policies. In addition to the foregoing, we agree that (i) for the 2013 plan year, you will be entitled to an incentive compensation award under the STIP of not less than 80% of Base Salary; (ii) the amount you are entitled to receive for the 2013 plan year will not be prorated due to service for less than the full 2013 plan year; (iii) one-half of the minimum STIP award payable to you for the 2013 plan year shall be paid to you on or before December 1, 2013, in cash in the amount of $160,000; and (iv) the remaining $160,000 of the minimum STIP award payable to you for the 2013 plan year, plus any additional award attributable to performance in excess of target, shall be paid to you one-half in cash and one-half in stock in or about February 2014, and, in the case of stock, will be subject to the STIP’s normal vesting schedule.

2.                                      Defined Terms

Terms not specifically defined in this Amendment will have the meanings set forth in the Agreement.

3.                                      Remaining Provisions

The remaining provisions of the Agreement will continue in full force and effect unless and until further amended or modified in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by the parties on the date(s) set forth below.

SPIRIT AEROSYSTEMS, INC.

Date:	9-4-2013	By:	/s/ Suzanne K. Scott
		Name:	Suzanne K. Scott
		Title:	Director, Global H.R. Services

Date:	9/4/13	/s/ Heidi R. Wood
Heidi Wood